Registrant Name:  Vanguard Specialized Funds
CIK:   0000734383
File Number:  811-3916
Series 1, 2 & 7

The Vanguard Energy Fund (Series 1), Vanguard Health Fund (Series 2) and Vanguard REIT Index Fund (Series 7) issued a new class of shares called Admiral Class. The Admiral Class shares were first issued on November 12, 2001.